Exhibit 99.1

JPMorgan Chase & Co. 383 Madison Avenue, New York, NY 10179-0001 NYSE symbol: JPM www.jpmorganchase.com
JPMORGAN CHASE REPORTS FIRST-QUARTER 2023 NET INCOME OF $12.6 BILLION ($4.10 PER SHARE)

FIRST-QUARTER 2023 RESULTS1

ROE 18% ROTCE[2] 23%	CET1 Capital Ratios[3] Std. 13.8% | Adv. 13.9% Total Loss-Absorbing Capacity[3] $488B	Std. RWA[3] $1.7T Cash and marketable securities[4] $1.4T Average loans $1.1T

Firmwide Metrics	■	Reported revenue of $38.3 billion and managed revenue of $39.3 billion[2], including $868 million of net investment securities losses
	■	Credit costs of $2.3 billion included a $1.1 billion net reserve build and $1.1 billion of net charge-offs
	■	Average loans up 6%; average deposits down 8%

CCB ROE 40%	■	Average deposits down 4%; client investment assets down 1%
	■	Average loans up 5% YoY and flat QoQ; Card Services net charge-off rate of 2.07%
	■	Debit and credit card sales volume[5] up 10%
	■	Active mobile customers[6] up 9%

CIB ROE 16%	■	#1 ranking for Global Investment Banking fees with 8.7% wallet share in 1Q23
	■	Total Markets revenue of $8.4 billion, down 4%, with Fixed Income Markets flat and Equity Markets down 12%

CB ROE 18%	■	Gross Investment Banking revenue[7] of $881 million, up 21%
	■	Average loans up 13% YoY and up 1% QoQ; average deposits down 16%

AWM ROE 34%	■	Assets under management (AUM) of $3.0 trillion, up 2%
	■	Average loans down 1% YoY and down 1% QoQ; average deposits down 22%

Jamie Dimon, Chairman and CEO, commented on the financial results: “We reported strong results in the first quarter, delivering net income of $12.6 billion, record revenue of $38.3 billion, and an ROTCE of 23%. We continued to generate considerable amounts of capital, and our CET1 ratio increased to 13.8%, compared to a regulatory requirement of 12.5% and our target of 13% for the first quarter (which we had already exceeded). Our years of investment and innovation, vigilant risk and controls framework, and fortress balance sheet allowed us to produce these returns, and also act as a pillar of strength in the banking system and stand by our clients during a period of heightened volatility and uncertainty.”

Dimon continued: “Our lines of business saw continued momentum in the quarter. In Consumer & Community Banking, consumer spending remained healthy with combined debit and credit card sales up 10% and card loans up 21%. In the Corporate & Investment Bank, Markets revenue fell 4% versus a very strong prior year, and we focused on supporting clients as they navigated volatile market conditions. Global Investment Banking fees remained challenged for the industry, although we significantly outperformed the overall wallet. In Commercial Banking, we earned record revenue, with exceptionally strong Payments revenue, up 98%. Finally, Asset & Wealth Management performed well with strong long-term inflows of $47 billion across products.”

Dimon added: “The U.S. economy continues to be on generally healthy footings—consumers are still spending and have strong balance sheets, and businesses are in good shape. However, the storm clouds that we have been monitoring for the past year remain on the horizon, and the banking industry turmoil adds to these risks. The banking situation is distinct from 2008 as it has involved far fewer financial players and fewer issues that need to be resolved, but financial conditions will likely tighten as lenders become more conservative, and we do not know if this will slow consumer spending. We also continue to monitor for potentially higher inflation for longer (and thus higher interest rates), the inflationary impact of continued fiscal stimulus, the unprecedented quantitative tightening, and geopolitical tensions including relations with China and the unpredictable war in Ukraine. While we hope these clouds will dissipate, the Firm is prepared for a broad range of outcomes, and we are confident that we can serve the needs of our customers and clients in all environments.”

Dimon concluded: “Finally, I want to recognize our outstanding employees across the globe. Thanks to their efforts, we extended credit and raised $588 billion in capital in the quarter for small and large businesses, governments, and U.S. consumers, as well as efficiently onboarded a significant amount of new clients across many of our businesses.”

SIGNIFICANT ITEMS
■    1Q23 results included:
■    $868 million net investment securities losses in Corporate ($0.22 decrease in earnings per share)
CAPITAL DISTRIBUTED
■    Common dividend of $3.0 billion or $1.00 per share
■    $1.9 billion of common stock net repurchases8
■    Net payout LTM8,9 of 33%
FORTRESS PRINCIPLES
■    Book value per share of $94.34, up 9%; tangible book value per share2 of $76.69, up 10%
■    Basel III common equity Tier 1 capital3 of $227 billion and Standardized ratio3 of 13.8%; Advanced ratio3 of 13.9%
■    Firm supplementary leverage ratio of 5.9%
OPERATING LEVERAGE
■    1Q23 expense of $20.1 billion; reported overhead ratio of 52%; managed overhead ratio2 of 51%
SUPPORTED CONSUMERS, BUSINESSES & COMMUNITIES
■    $588 billion of credit and capital10 raised in 1Q23
■    $57 billion of credit for consumers
■    $9 billion of credit for U.S. small businesses
■    $232 billion of credit for corporations
■    $280 billion of capital raised for corporate clients and non-U.S. government entities
■    $10 billion of credit and capital raised for nonprofit and U.S. government entities, including states, municipalities, hospitals and universities

Investor Contact: Mikael Grubb (212) 270-2479
Note: Totals may not sum due to rounding
[1]Percentage comparisons noted in the bullet points are for the first quarter of 2023 versus the prior-year first quarter, unless otherwise specified.
[2]For notes on non-GAAP financial measures, including managed basis reporting, see page 6.
For additional notes see page 7.
Media Contact: Joseph Evangelisti (212) 270-7438

JPMorgan Chase & Co.
News Release
In the discussion below of Firmwide results of JPMorgan Chase & Co. (“JPMorgan Chase” or the “Firm”), information is presented on a managed basis, which is a non-GAAP financial measure, unless otherwise specified. The discussion below of the Firm’s business segments is also presented on a managed basis. For more information about managed basis, and non-GAAP financial measures used by management to evaluate the performance of each line of business, refer to page 6.
Comparisons noted in the sections below are for the first quarter of 2023 versus the prior-year first quarter, unless otherwise specified.

JPMORGAN CHASE (JPM)

Results for JPM				4Q22		1Q22
($ millions, except per share data)	1Q23	4Q22	1Q22	$ O/(U)	O/(U) %	$ O/(U)	O/(U) %
Net revenue - reported	$38,349	$34,547	$30,717	$3,802	11%	$7,632	25%
Net revenue - managed	39,336	35,566	31,590	3,770	11	7,746	25
Noninterest expense	20,107	19,022	19,191	1,085	6	916	5
Provision for credit losses	2,275	2,288	1,463	(13)	(1)	812	56
Net income	$12,622	$11,008	$8,282	$1,614	15%	$4,340	52%
Earnings per share - diluted	$4.10	$3.57	$2.63	$0.53	15%	$1.47	56%
Return on common equity	18%	16%	13%
Return on tangible common equity	23	20	16
Discussion of Results:
Net income was $12.6 billion, up 52%.
Net revenue was $39.3 billion, up 25%. Net interest income (NII) was $20.8 billion, up 49%. NII excluding Markets2 was $20.9 billion, up 78%, predominantly driven by higher rates, partially offset by lower deposit balances compared to the prior year. Noninterest revenue was $18.5 billion, up 5%, predominantly driven by higher CIB Markets noninterest revenue, largely offset by higher net investment securities losses in Corporate and lower Investment Banking fees and operating lease income in Auto.
Noninterest expense was $20.1 billion, up 5%, driven by higher structural expense and continued investments in the business, primarily compensation reflecting headcount growth and wage inflation, as well as the previously announced FDIC assessment increase, partially offset by lower auto lease depreciation.
The provision for credit losses was $2.3 billion, reflecting net charge-offs of $1.1 billion and a net reserve build of $1.1 billion. The net reserve build included $726 million in Wholesale and $416 million in Consumer, largely driven by a deterioration in the weighted-average economic outlook, including updates to the Firm’s macroeconomic scenarios and an increased probability of a moderate recession due to tightening financial conditions. The net reserve build in Wholesale also included a build for single name exposures in Corporate. Net charge-offs of $1.1 billion were up $555 million, largely driven by Card Services.

JPMorgan Chase & Co.
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CONSUMER & COMMUNITY BANKING (CCB)

Results for CCB				4Q22		1Q22
($ millions)	1Q23	4Q22	1Q22	$ O/(U)	O/(U) %	$ O/(U)	O/(U) %
Net revenue	$16,456	$15,793	$12,182	$663	4%	$4,274	35%
Banking & Wealth Management[11]	10,041	9,582	6,015	459	5	4,026	67
Home Lending	720	584	1,169	136	23	(449)	(38)
Card Services & Auto	5,695	5,627	4,998	68	1	697	14
Noninterest expense[11]	8,065	7,912	7,655	153	2	410	5
Provision for credit losses	1,402	1,845	678	(443)	(24)	724	107
Net income	$5,243	$4,556	$2,908	$687	15%	$2,335	80%
Discussion of Results:
Net income was $5.2 billion, up 80%. Net revenue was $16.5 billion, up 35%.
Banking & Wealth Management net revenue was $10.0 billion, up 67%, driven by higher deposit margins. Home Lending net revenue was $720 million, down 38%, largely driven by lower net interest income from tighter loan spreads and lower production revenue due to lower volume. Card Services & Auto net revenue was $5.7 billion, up 14%, largely driven by higher net interest income in Card Services on higher revolving balances, partially offset by lower auto operating lease income.
Noninterest expense was $8.1 billion, up 5%, largely driven by higher compensation, including wage inflation and headcount growth, as well as investments in the business, largely offset by lower auto lease depreciation.
The provision for credit losses was $1.4 billion, reflecting net charge-offs of $1.1 billion and a reserve build of $350 million. The reserve build included $300 million in Card Services and $50 million in Home Lending, driven by a deterioration in the weighted-average economic outlook. Net charge-offs of $1.1 billion were up $499 million, predominantly driven by Card Services, reflecting continued normalization in delinquencies.

JPMorgan Chase & Co.
News Release

CORPORATE & INVESTMENT BANK (CIB)

Results for CIB				4Q22		1Q22
($ millions)	1Q23	4Q22	1Q22	$ O/(U)	O/(U) %	$ O/(U)	O/(U) %
Net revenue	$13,600	$10,598	$13,576	$3,002	28%	$24	—%
Banking[11]	4,223	3,832	4,279	391	10	(56)	(1)
Markets & Securities Services	9,377	6,766	9,297	2,611	39	80	1
Noninterest expense[11]	7,483	6,495	7,363	988	15	120	2
Provision for credit losses	58	141	445	(83)	(59)	(387)	(87)
Net income	$4,421	$3,314	$4,372	$1,107	33%	$49	1%
Discussion of Results:
Net income was $4.4 billion, up 1%, with net revenue of $13.6 billion, flat to the prior year.
Banking revenue was $4.2 billion, down 1%. Investment Banking revenue was $1.6 billion, down 24%, reflecting lower Investment Banking fees, down 19%, predominantly driven by lower debt underwriting fees. Payments revenue was $2.4 billion, up 26% and included a gain on an equity investment in the prior year. Excluding the net impact of equity investments, Payments revenue was up 55%, predominantly driven by higher rates, partially offset by lower deposit balances. Lending revenue was $267 million, down 17%, predominantly driven by mark-to-market losses on hedges of retained loans, largely offset by higher net interest income on higher loan balances.
Markets & Securities Services revenue was $9.4 billion, up 1%. Markets revenue was $8.4 billion, down 4%. Fixed Income Markets revenue was $5.7 billion, flat, reflecting higher revenue in Rates and Credit and lower revenue in Currencies & Emerging Markets. Equity Markets revenue was $2.7 billion, down 12%, against a strong first quarter in the prior year. Securities Services revenue was $1.1 billion, up 7%, driven by higher rates, partially offset by lower deposit balances and market levels.
Noninterest expense was $7.5 billion, up 2%, reflecting higher compensation, including headcount growth and wage inflation, largely offset by lower revenue-related compensation.
The provision for credit losses was $58 million, predominantly driven by net charge-offs of $50 million. The net reserve build was driven by net downgrade activity and a deterioration in the weighted-average economic outlook, largely offset by a release of name-specific reserves.

COMMERCIAL BANKING (CB)

Results for CB				4Q22		1Q22
($ millions)	1Q23	4Q22	1Q22	$ O/(U)	O/(U) %	$ O/(U)	O/(U) %
Net revenue	$3,511	$3,404	$2,398	$107	3%	$1,113	46%
Noninterest expense	1,308	1,254	1,129	54	4	179	16
Provision for credit losses	417	284	157	133	47	260	166
Net income	$1,347	$1,423	$850	$(76)	(5)%	$497	58%
Discussion of Results:
Net income was $1.3 billion, up 58%.
Net revenue was $3.5 billion, up 46%, driven by higher deposit margins, partially offset by lower deposit-related fees.
Noninterest expense was $1.3 billion, up 16%, largely driven by higher compensation, including headcount growth, as well as higher volume-related expense.
The provision for credit losses was $417 million, reflecting a net reserve build, predominantly driven by a deterioration in the weighted-average economic outlook and net downgrade activity.

JPMorgan Chase & Co.
News Release

ASSET & WEALTH MANAGEMENT (AWM)

Results for AWM				4Q22		1Q22
($ millions)	1Q23	4Q22	1Q22	$ O/(U)	O/(U) %	$ O/(U)	O/(U) %
Net revenue	$4,784	$4,588	$4,315	$196	4%	$469	11%
Noninterest expense	3,091	3,022	2,860	69	2	231	8
Provision for credit losses	28	32	154	(4)	(13)	(126)	(82)
Net income	$1,367	$1,134	$1,008	$233	21%	$359	36%
Discussion of Results:
Net income was $1.4 billion, up 36%.
Net revenue was $4.8 billion, up 11%, driven by higher deposit margins on lower balances and a valuation gain of $339 million     on the Firm’s initial investment in the Asset Management joint venture in China as a result of taking 100% ownership, partially offset by the impact of lower average market levels on management fees and lower performance fees.
Noninterest expense was $3.1 billion, up 8%, predominantly driven by higher compensation, including headcount growth, higher revenue-related compensation and the impact of acquisitions.
The provision for credit losses was $28 million, reflecting a net reserve build.
Assets under management were $3.0 trillion, up 2%, driven by continued net inflows, largely offset by lower market levels.

CORPORATE

Results for Corporate				4Q22		1Q22
($ millions)	1Q23	4Q22	1Q22	$ O/(U)	O/(U) %	$ O/(U)	O/(U) %
Net revenue	$985	$1,183	$(881)	$(198)	(17)%	$1,866	NM
Noninterest expense	160	339	184	(179)	(53)	(24)	(13)
Provision for credit losses	370	(14)	29	384	NM	341	NM
Net income/(loss)	$244	$581	$(856)	$(337)	(58)%	$1,100	NM
Discussion of Results:
Net income was $244 million, compared with a net loss of $856 million in the prior year.
Net revenue was $985 million compared with a net loss of $881 million in the prior year. Net interest income was $1.7 billion compared with a loss of $536 million in the prior year, due to the impact of higher rates. The current quarter included $868 million of net investment securities losses, compared with $394 million of net losses in the prior year. Investment securities losses reflected net losses on sales of mortgage-backed securities and U.S. Treasuries.
Noninterest expense was $160 million, down $24 million.
The provision for credit losses was $370 million, reflecting a net reserve build, driven by single name exposures.

JPMorgan Chase & Co.
News Release
2. Notes on non-GAAP financial measures:

a.The Firm prepares its Consolidated Financial Statements in accordance with accounting principles generally accepted in the U.S. (“U.S. GAAP”). That presentation, which is referred to as “reported” basis, provides the reader with an understanding of the Firm’s results that can be tracked consistently from year-to-year and enables a comparison of the Firm’s performance with the U.S. GAAP financial statements of other companies. In addition to analyzing the Firm’s results on a reported basis, management reviews Firmwide results, including the overhead ratio, on a “managed” basis; these Firmwide managed basis results are non-GAAP financial measures. The Firm also reviews the results of the lines of business on a managed basis. The Firm’s definition of managed basis starts, in each case, with the reported U.S. GAAP results and includes certain reclassifications to present total net revenue for the Firm and each of the reportable business segments on a fully taxable-equivalent basis. Accordingly, revenue from investments that receive tax credits and tax-exempt securities is presented in the managed results on a basis comparable to taxable investments and securities. These financial measures allow management to assess the comparability of revenue from year-to-year arising from both taxable and tax-exempt sources. The corresponding income tax impact related to tax-exempt items is recorded within income tax expense. These adjustments have no impact on net income as reported by the Firm as a whole or by the lines of business. For a reconciliation of the Firm’s results from a reported to managed basis, refer to page 7 of the Earnings Release Financial Supplement.

b.Tangible common equity (“TCE”), return on tangible common equity (“ROTCE”) and tangible book value per share (“TBVPS”) are each non-GAAP financial measures. TCE represents the Firm’s common stockholders’ equity (i.e., total stockholders’ equity less preferred stock) less goodwill and identifiable intangible assets (other than mortgage servicing rights), net of related deferred tax liabilities. For a reconciliation from common stockholders’ equity to TCE, refer to page 10 of the Earnings Release Financial Supplement. ROTCE measures the Firm’s net income applicable to common equity as a percentage of average TCE. TBVPS represents the Firm’s TCE at period-end divided by common shares at period-end. Book value per share was $94.34, $90.29 and $86.16 at March 31, 2023, December 31, 2022, and March 31, 2022, respectively. TCE, ROTCE, and TBVPS are utilized by the Firm, as well as investors and analysts, in assessing the Firm’s use of equity.

c.In addition to reviewing net interest income (“NII”) and noninterest revenue (“NIR”) on a managed basis, management also reviews these metrics excluding CIB Markets (“Markets”, which is composed of Fixed Income Markets and Equity Markets). Markets revenue consists of principal transactions, fees, commissions and other income, as well as net interest income. These metrics, which exclude Markets, are non-GAAP financial measures. Management reviews these metrics to assess the performance of the Firm’s lending, investing (including asset-liability management) and deposit-raising activities, apart from any volatility associated with Markets activities. In addition, management also assesses Markets business performance on a total revenue basis as offsets may occur across revenue lines. For example, securities that generate net interest income may be risk-managed by derivatives that are reflected at fair value in principal transactions revenue. Management believes these measures provide investors and analysts with alternative measures to analyze the revenue trends of the Firm. For a reconciliation of NII and NIR from reported to excluding Markets, refer to page 29 of the Earnings Release Financial Supplement. For additional information on Markets revenue, refer to page 70 of the Firm’s 2022 Form 10-K.

JPMorgan Chase & Co.
News Release
Additional notes:

3.Estimated. Reflects the Current Expected Credit Losses (“CECL”) capital transition provisions. Beginning January 1, 2022, the $2.9 billion CECL capital benefit is being phased out at 25% per year over a three-year period. As of March 31, 2023, CET1 capital and Total Loss-Absorbing Capacity reflected the remaining $1.4 billion CECL benefit. Refer to Capital Risk Management on pages 86-96 of the Firm’s 2022 Form 10-K for additional information.
4.Estimated. Cash and marketable securities, includes the Firm’s average eligible high-quality liquid assets (“HQLA”), other end-of-period HQLA-eligible securities which are included as part of the excess liquidity at JPMorgan Chase Bank, N.A. that are not transferable to non-bank affiliates and thus excluded from the Firm’s liquidity coverage ratio (“LCR”) under the LCR rule, and other end-of-period unencumbered marketable securities, such as equity and debt securities. Does not include borrowing capacity at Federal Home Loan Banks and the discount window at the Federal Reserve Bank. Refer to Liquidity Risk Management on pages 97-104 of the Firm’s 2022 Form 10-K for additional information.
5.Excludes Commercial Card.
6.Users of all mobile platforms who have logged in within the past 90 days.
7.Includes gross revenues earned by the Firm, that are subject to a revenue sharing arrangement with the CIB, for products sold to CB clients through the Investment Banking, Markets or Payments businesses. This includes revenues related to fixed income and equity markets products. Refer to page 61 of the Firm’s 2022 Form 10-K for discussion of revenue sharing.
8.Includes the net impact of employee issuances.
9.Last twelve months (“LTM”).
10.Credit provided to clients represents new and renewed credit, including loans and lending-related commitments.
11.In the first quarter of 2023, the allocations of revenue and expense to CCB associated with a Merchant Services revenue sharing agreement were discontinued and are now retained in Payments in CIB. Prior-period amounts have been revised to conform with the current presentation.

JPMorgan Chase & Co.
News Release

JPMorgan Chase & Co. (NYSE: JPM) is a leading financial services firm based in the United States of America (“U.S.”), with operations worldwide. JPMorgan Chase had $3.7 trillion in assets and $303 billion in stockholders’ equity as of March 31, 2023. The Firm is a leader in investment banking, financial services for consumers and small businesses, commercial banking, financial transaction processing and asset management. Under the J.P. Morgan and Chase brands, the Firm serves millions of customers predominantly in the U.S., and many of the world’s most prominent corporate, institutional and government clients globally. Information about JPMorgan Chase & Co. is available at www.jpmorganchase.com.

JPMorgan Chase & Co. will host a conference call today, April 14, 2023, at 8:30 a.m. (EDT) to present first-quarter 2023 financial results. The general public can access the call by dialing (888) 324-3618 in the U.S. and Canada, or (312) 470-7119 for international callers; use passcode 1364784#. Please dial in 15 minutes prior to the start of the call. The live audio webcast and presentation slides will be available on the Firm’s website, www.jpmorganchase.com, under Investor Relations, Events & Presentations.

A replay of the conference call will be available beginning at approximately 11:00 a.m. (EDT) on April 14, 2023 through 11:59 p.m. (EDT) on April 28, 2023 by telephone at (886) 405-7296 (U.S. and Canada) or (203) 369-0607 (international); use passcode 14632#. The replay will also be available via webcast on www.jpmorganchase.com under Investor Relations, Events & Presentations. Additional detailed financial, statistical and business-related information is included in a financial supplement. The earnings release and the financial supplement are available at www.jpmorganchase.com.

This earnings release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. These statements are based on the current beliefs and expectations of JPMorgan Chase & Co.’s management and are subject to significant risks and uncertainties. Actual results may differ from those set forth in the forward-looking statements. Factors that could cause JPMorgan Chase & Co.’s actual results to differ materially from those described in the forward-looking statements can be found in JPMorgan Chase & Co.’s Annual Report on Form 10-K for the year ended December 31, 2022, which has been filed with the Securities and Exchange Commission and is available on JPMorgan Chase & Co.’s website (https://jpmorganchaseco.gcs-web.com/financial-information/sec-filings), and on the Securities and Exchange Commission’s website (www.sec.gov). JPMorgan Chase & Co. does not undertake to update any forward-looking statements.